DEED OF SALE AND TRANSFER OF SHARES
(AmogB B.V.)

This twenty-seventh day of December two thousand seven, there appeared before me, Wilfred Albert Groen, civil law notary at Amsterdam, the Netherlands:
Frank Gerard Röben, born in Oldenzaal, the Netherlands, on the twenty-fourth day of February nineteen hundred and eighty-one, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands,
in this respect acting as authorized representative of:
1.
Beheer- en Exploitatiemaatschappij Amog B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands, and its principal place of business at Damrak 37/38, 1012 LK Amsterdam, the Netherlands, registered with the Commercial Register of the Chamber of Commerce under number 33188058 (the "Seller");

2.
Royal Invest Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands, and its principal place of business at Ditlaar 7, 1066 EE Amsterdam, the Netherlands, registered with the Commercial Register of the Chamber of Commerce under number 34130365 (the "Purchaser"); and

3.
AmogB B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its official seat in Amsterdam, the Netherlands, and its principal place of business at Damrak 37/38, 1012 LK Amsterdam, the Netherlands, registered with the Commercial Register of the Chamber of Commerce under number 33188811 (the "Company").

The person appearing declared the following:

WHEREAS:

the Seller and the Purchaser have reached agreement on the sale and transfer of five thousand four hundred (5,400) ordinary shares in the capital of the Company, with a nominal value of one Euro (EUR 1) each, numbered 1 through 5,400 (the "Shares"), on the terms set out below,

THE SELLER AND THE PURCHASER HAVE AGREED AS FOLLOWS:

Article 1. Purchase and Sale; Transfer.
The Seller hereby sells and transfers the Shares to the Purchaser and the Purchaser hereby purchases and accepts the same from the Seller.
Article 2. Purchase Price.
2.1	The purchase price for the Shares is four million five hundred ninety-five thousand nine hundred seven Euro (EUR 4,595,907).
2.2
The Purchaser has paid an amount (and therefore a part of the purchase price) of three million one hundred forty-nine thousand nine hundred seven Euro (EUR 3,149,907) to the Seller, for which payment the Seller gives discharge to the Purchaser. The Purchaser remains an amount of one million four hundred forty-six thousand Euro (EUR 1,446,000) indebted to the Seller under all such terms and conditions as sufficiently known by and between the Seller and the Purchaser.

Article 3. Warranties, guarantees and indemnifications of the Seller.

3.1	The Seller warrants to the Purchaser that, on this day, the following is correct:
a.
the Company is a private company with limited liability under Dutch law (besloten vennootschap met beperkte aansprakelijkheid), incorporated by notarial deed executed before J.R. Smeets, civil law notary in Delft, the Netherlands, on the twenty-first day of August nineteen hundred and eighty-six (the “Deed of Incorporation”); the Articles of Association of the Company were last amended by notarial deed executed before civil law notary W.A. Groen, aforementioned, on the twentieth day of December two thousand seven (the “Deed of Amendment”);

b.	the Company is currently registered in the Commercial Register under number 33188811; the information regarding the Company which is registered in the Commercial Register is correct and complete;
c.
the Company has not been dissolved, and no resolution has been adopted to dissolve the Company, nor has any request thereto been filed; the Company has not received any notice from the Chamber of Commerce under Section 2:19a of the Dutch Civil Code; the Company has not been declared bankrupt, nor has a suspension of payment been declared, nor have any requests thereto been filed nor is there any reason to expect the same;

d.
the issued capital of the Company consists of the Shares and twelve thousand six hundred (12,600) preferred shares with a nominal value of one Euro (EUR 1) each, numbered P-1 through P-12,600, all of which are fully paid in; no person holds any right, conditional or unconditional (including, but not limited to, options and debt instruments convertible into shares) against the Company to subscribe for or otherwise acquire shares in the capital of the Company;

e.	the Company's register of shareholders is up-to-date and complete;
f.	the Seller has a complete and unencumbered right to the Shares;
g.	the Shares are registered, and no share certificates (aandeelbewijzen) have been issued for the Shares;
h.	the Seller has not been deprived of the authority to transfer shares in the capital of the Company by virtue of Section 2:22a paragraph 1 of the Dutch Civil Code;
i.	the Shares are not subject to rights of third parties or obligations to transfer to third parties or claims based on contracts of any nature; and
j.	by the transfer of the Shares to the Purchaser, the full and unencumbered ownership of the Shares is transferred to the Purchaser.
3.2
Furthermore, the Seller hereby represents, warrants and guarantees to the Purchaser that on this day (i) the attached balance sheet of the Company dated the twentieth day of December two thousand and seven (Annex) (the “Closing Accounts”) makes full disclosure of all assets and liabilities of the Company as per such date and (ii) the Closing Accounts have been prepared in accordance with, and comply with, Netherlands statutory requirements and accounting principles on a consistent basis with the previous five years. The Seller warrants and guarantees that the Closing Accounts furthermore present a true, complete, accurate, and fair view of the financial position of the Company in all respects as per the twentieth day of December two thousand and seven and, save as disclosed in the attached Closing Accounts, there are no matters which may give rise to any liability of the Company. The Seller warrants and guarantees that since the date of the Closing Accounts, there were no matters or events outside the ordinary course of business of the Company that have a material impact on the assets and liabilities of the Company as from the date of the Closing Accounts.

The Seller hereby undertakes to indemnify the Purchaser and, at the option of the Purchaser, the Company against any debts, claims, losses, law suits, proceedings, obligations or other liabilities (accrued, absolute, contingent or other) including Tax liabilities that (i) are or may have been incurred by or on behalf of the Company to the date of this deed and that are not recorded in the Closing Accounts; and (ii) are resulting from any facts and circumstances not being guaranteed or represented by Seller hereunder.

3.3	a.
the Seller declares to have acquired the Shares by the Deed of Incorporation, pursuant to which three hundred ninety-nine (399) shares in the capital of the Company were placed with the Seller, formerly numbered 1 until 399, formerly having a nominal value of one hundred Dutch Guilders each (NLG 100.00), which amount is (rounded off) equal to forty-five Euro and thirty-eight eurocent (EUR 45.38);

b.
the Seller declared that he has acquired the share in the capital of the Company, formerly numbered 400, formerly having a nominal value of one hundred Dutch Guilders each (NLG 100.00), which amount is (rounded off) equal to forty-five Euro and thirty-eight eurocent (EUR 45.38) (the “Share with Number 400”) on the twenty-first day of August nineteen hundred and eighty-six by transfer, as is evidenced by the Company’s shareholders’ register and that the documentation evidencing that the Seller acquired legal title to the Share with Number 400 is lost/not available anymore.

The Company, however, declared that it has accepted the Seller as holder of the Share with Number 400 for a period exceeding five years prior to the execution of this deed and that it during said period until the present day has accepted the transfer of the Share with Number 400 to the Seller as valid.

On the basis of the foregoing and pursuant to Article III, paragraph 7 of the Transitory Provisions, decreed by the Law of the third day of September nineteen hundred and ninety-two, containing an amendment to the regulations on the transfer of registered shares in public companies (naamloze vennootschappen) and private limited liability companies (besloten vennootschappen met beperkte aansprakelijkheid) no appeal can be made on a possible default in said transfer, nor on a possible lack of authority of the person from whom the Seller acquired the Share with Number 400 since, according to the Seller, the Seller did not know and did not have to know a possible lack of authority;

c.	pursuant to the Deed of Amendment, the aforementioned four (400) shares in the capital of the Company have been split and converted into – amongst others – the Shares.

3.4
The share transfer restrictions (also referred to as the 'blocking clause') referred to in Article 8, of the Company's Articles of Association are of no effect with regard to the transfer of the Shares, since the Seller is the sole shareholder in the Company.

Article 4. Further warranties, guarantees and indemnifications of the Seller.
4.1	For the purposes of this Article 4:
a.	"Event" means any transaction, event, act or omission;
b.
"Tax" or “Taxes” means all forms of tax, duty, social security charges, contributions, levy, charge or other imposition or withholding and other levies of whatever nature, separately or jointly due to, payable to, levied by, imposed upon by, claimed to be owed to, awarded by or held responsible for by any supranational, national, federal, state, provincial, municipal, local, foreign or other authority having the power to tax, including (without limitation) income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, such tax taken to include surtax, capital gains tax, tax on profits, tax on gross receipts, license tax, tax on severance payments, occupation levies, premium tax, windfall profit tax, environmental taxes and duties, capital tax and other legal transaction taxes, franchise tax, withholding tax, tax on disability or unemployment payments, real property tax, personal property tax, sales tax, tax based on use, transfer tax, registration tax, municipal tax, estimated or preliminary tax, value added tax, customs duties, excise duties, land fill tax, insurance premium tax, stamp duty, stamp duty reserve tax, wage tax, payroll tax, social security contributions and employee social security contributions, national insurance and other similar contributions, and any other taxes, duties, levies, charges, contributions, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them, together with any interest, penalty, fine or other additions thereto in connection with, or failure to comply with any laws relating to, any tax.

c.	“Tax Authority” means any supranational, national, federal, state, provincial, municipal, local, foreign or other authority endowed with the authority to enforce obligations in connection with Taxes.
d.
"Tax Liability" means a liability of the Company to make or suffer an actual or increased payment of Tax and or wrongly deducted Tax, including payments that the Company is required to make as a consequence of being held liable for an amount of Tax which was primarily chargeable to and due by a third party as a result of such third party failing to discharge such liability.

e.	"Tax Return" means any return, declaration, report or information return relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
4.2
In the event of a breach of any of the Seller’s warranties and guarantees as listed in this deed, the Seller shall indemnify, hold harmless and fully compensate the Purchaser for the damages as a result of such breach.

4.3
The Seller shall indemnify, hold harmless and fully compensate the Purchaser and the Company against and for any Tax Liability which is due (materieel verschuldigd) for the periods or portions thereof ending before and up to the date of execution of this deed, so far as possible by way of adjustment to the purchase price.

4.4	The due date for payment under paragraph 4.2 and paragraph 4.3 shall be the earlier of:
a.	the date falling thirty (30) business days after the Purchaser has invoked its relevant rights under this deed; and
b.
the date falling ten (10) business days prior to the latest date for payment of the relevant Taxes in order to avoid interest and penalties arising in respect thereof (taking into account any application to postpone payment of, appeal against, or amendment of any assessment or other notification of the Taxes).

4.5	The Seller represents and guarantees that:
a.
the Company has timely filed or caused to be filed all Tax Returns that it is required to file (including all applicable extensions), and all such Tax Returns are accurate and complete in all material respects.

b.
with respect to all Tax Returns of the Company, (i) there is no unassessed Tax deficiency proposed or, so far as Seller is aware, threatened against the Company and (ii) no audit is in progress or announced with respect to any Taxes, no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

c.
all Tax Liabilities due (materieel verschuldigd) for the periods or portions thereof ending before and up to the date of this deed, have been paid or will be paid in full or have been fully and adequately provisioned in the Closing Accounts. The amount of provision for deferred Tax in the Closing Accounts is adequate and fully in accordance with generally accepted accounting principles in the Netherlands.

d.
the Seller has disclosed fully and completely all facts, circumstances and has submitted to the Purchaser all documents which influence the position of the Company regarding Tax, including but not limited to any agreement, ruling, or compromise with any Tax Authority. The Company does not have the intention to conclude up to the date of this deed with any Tax Authority any agreement, ruling or compromise in connection with Tax. The entering into this deed and the execution thereof will have no material impact on the position of the Company regarding Tax, including but not limited to any agreement, ruling, or compromise with any Tax Authority and the application of favourable Tax regimes.

e.
no undisclosed disputes exist or are expected with any Tax Authority regarding the Tax position of the Company or any of its properties, assets or income or regarding the Tax returns filed by the Company. No audits or investigations are presently being made by any Tax Authority or are expected regarding the Tax position of the Company or any of its properties, assets or income or regarding the Tax Returns filed by the Company. No requests for exchange of information are pending regarding Tax relating to the Company or their business relations. No objection or appeal regarding Tax is presently pending or will be filed with any Tax Authority or any competent court or courts. No collection procedures have been initiated against the Company or any of its properties, assets or income for account of any Tax. The Company has not received any reminders or warrants relating to the payment of Tax. There are no encumbrances for Taxes on the assets of the Company.

f.
the Company has not claimed and/or no exemptions have been granted from Tax, roll-over relief or other Tax facilities during the last five (5) years before the date of this deed, which have not been disclosed, and which could be annulled and give rise to Tax after the date of this deed as a result of non-compliance with the relevant conditions imposed.

Article 5. Registered properties held by the Company.
5.1.
The Seller warrants and guarantees to the Purchaser that the Company: (i) is fully entitled to the ownership of the registered properties as listed under 1, 2 and 3 in Annex 1 to this notarial deed; and (ii) is fully entitled to the leasehold of the registered property as listed under 4 in Annex I to this notarial deed.

5.2.
The Seller hereby guarantees and warrants to the Purchaser the guarantees and further declarations as listed in Annex II to this notarial deed in relation to the aforementioned registered properties as held by the Company. Consequently, all guarantees and further declarations as listed in Annex II should read as granted and guaranteed by the Seller (directly) to the Purchaser in respect of the registered properties that are held by the Company. The Seller furthermore especially guarantees that the Company has satisfied all its obligations with respect to any lease agreements in connection with the registered properties that are held by the Company.

5.3
In the event of a breach of any of the Seller’s aforementioned guarantees and further declarations (as granted in this Article 5), the Seller shall indemnify, hold harmless and fully compensate the Purchaser and, at the option of the Purchaser, the Company, for the damages as a result of such breach.

Article 6. Duty of notice.
The Seller guarantees and warrants to the Purchaser that he has given the Purchaser all information that should properly be brought to the Purchaser’s notice with respect to the Company and the registered properties held by the Company, subject to the proviso that the Seller is not required to supply information about matters which are already known to the Purchaser or about which he could have learned by making his own survey, in so far as it is reasonable to expect the Purchaser, in keeping with common practice, to make such a survey.
Article 7. Nachgründung.
The Purchaser declares that Section 2:204c of the Dutch Civil Code does not apply to the transfer in question.
Article 8. Costs.
All costs connected with the preparation of this deed shall be for the account of the Purchaser.
Article 9. Rescission (ontbinding).
The Seller and the Purchaser waive the right to rescind the agreement laid down in this deed or to demand rescission thereof.
Finally, the person appearing declared:
the Company hereby acknowledges the foregoing transfer of the Shares and shall register the same in its register of shareholders.
Resolutions
Two (2) shareholder’s resolutions have been attached to this deed (Annexes), such in connection with the possible existence of a conflict of interest (tegenstrijdig belang) within the meaning of Section 2:256 of the Dutch Civil Code.
Powers of Attorney.
The powers of attorney granted to the person appearing are evidenced by three (3) non-notarial instruments, copies of which will be attached to this deed (Annexes).
End
The person appearing is known to me, civil law notary.
This deed was executed in Amsterdam on the date stated in the first paragraph of this deed.
The contents of the deed have been stated and clarified to the person appearing.
The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.
After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary at fifteen hours and four minutes.